Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-239610

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated July 27, 2020. GS Finance Corp. $ Leveraged Basket-Linked Notes due guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be the second scheduled business day after the determination date) is based on the performance of an unequally-weighted basket comprised of the common stock, capital stock, common shares, registered shares or ordinary shares (basket stocks) of 103 companies as measured from the trade date to and including the determination date (expected to be between 13 and 15 months after the trade date). For a full list of the basket stocks, see “The Basket” on page S-34.

The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket stock, of: (i) its final stock price on the determination date divided by its initial stock price (set on the trade date and may be higher or lower than the actual closing price of the basket stock on that date) multiplied by (ii) its initial weighted value set forth on page S-34.

If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive and will equal 150% times the basket return, subject to the maximum settlement amount (expected to be between $1,177.9 and $1,208.65 for each $1,000 face amount of your notes). If the final basket level is less than the initial basket level, the return on your notes will be negative and will equal the basket return.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•

if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 150% times (c) the basket return, subject to the maximum settlement amount; or

•

if the basket return is zero or negative (the final basket level is equal to or less than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-13.

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $960 and $990 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date (settlement date): , 2020	Original issue price: 100% of the face amount
Underwriting discount: % of the face amount	Net proceeds to the issuer: % of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Supplement No.      dated          , 2020.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $960 and $990 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $     per $1,000 face amount).

Prior to        , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through         ). On and after        , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•	Prospectus supplement dated July 1, 2020
•	Prospectus dated July 1, 2020

The information in this prospectus supplement supersedes any conflicting information in the documents listed above.  In addition, some of the terms or features described in the listed documents may not apply to your notes.

Summary Information

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-22. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 1, 2020, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 1, 2020, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Key Terms

Issuer:  GS Finance Corp.

Guarantor:  The Goldman Sachs Group, Inc.

Basket: an unequally weighted basket comprised of the common stock, capital stock, common shares, registered shares or ordinary shares of 103 companies; see “The Basket” on page S-34

Basket stocks:  the 103 common stocks, capital stocks, common shares, registered shares or ordinary shares listed under “About the Basket” on page S-6

Basket stock issuer:  the issuer of a basket stock

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount equal to $1,000; $         in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount:  the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount.  See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page S-15 of this prospectus supplement

Supplemental discussion of U.S. federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the basket, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-99 below. Pursuant to this approach, it is the opinion of Sidley Austin llp that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. The Internal Revenue Service might assert that a treatment other than that described above is more appropriate (including on a retroactive basis) and the timing and character of income in respect of the notes might differ from the treatment described above.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	If the final basket level is greater than or equal to the cap level, the maximum settlement amount;
•

if the final basket level is greater than the initial basket level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the basket return; or

•	if the final basket level is equal to or less than the initial basket level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return.

Initial basket level:  100

Initial weighted value: for each of the basket stocks, the product of the initial weight of such basket stock in the basket times the initial basket level. The initial weight of each basket stock is shown in the table under “About the Basket” on page S-6

Final basket level:  the closing level of the basket on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-24

Closing level of the basket:  on any trading day, the sum of, for each of the basket stocks: the product of (i) the quotient of (a) the closing price of such basket stock on such trading day divided by (b) the initial stock price of such basket stock times (ii) the initial weighted value of such basket stock, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-24

Initial stock price:  for each of the basket stocks, set on the trade date and may be higher or lower than the actual closing price of the basket stock on that date, as determined by the calculation agent in its sole discretion, and set forth below under “About the Basket” on page S-6

Final stock price:  for each of the basket stocks, the closing price of such basket stock on the determination date, subject to adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-24, and except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-24

Closing Price: as described under “Specific Terms of Your Notes – Special Calculation Provisions – Closing Price” on page S-30

Cap level (set on the trade date): expected to be between 111.86% and 113.91% of the initial basket level

Maximum settlement amount (set on the trade date):  expected to be between $1,177.9 and $1,208.65

Upside participation rate:  150%

Basket return:  the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage

Trade date:

Original issue date (settlement date) (set on the trade date):  expected to be the fifth scheduled business day following the trade date

Stated maturity date (set on the trade date):  a specified date that is expected to be the second scheduled business day after the determination date, subject to adjustment as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-23

Determination date (set on the trade date):  a specified date that is expected to be between 13 and 15 months following the trade date, subject to adjustment as described under “Specific Terms of Your Notes —Determination Date” on page S-23

Business day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-30

Trading day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-30

No interest:  the notes do not bear interest

No listing:  the notes will not be listed on any securities exchange or interdealer quotation system

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Calculation agent:  Goldman Sachs & Co. LLC (“GS&Co.”)

CUSIP no.:  40057CHS3

ISIN no.:  US40057CHS35

About the Basket

The following table lists the basket stocks and related information, including their corresponding Bloomberg tickers, primary listings, initial weights in the basket, initial weighted values and initial stock prices. The initial weighted values and the initial stock prices will not be determined until the trade date. Each of the basket stock issuers faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your notes, if any, on the stated maturity date. Our offering of the notes does not constitute our recommendation or the recommendation of our affiliates to invest in the basket, any basket stock or the notes. You should make your own investigation of the basket stocks and the basket stock issuers and whether to obtain exposure to the basket through an investment in the notes.

Bloomberg Ticker	Corporation	Type of Security	Primary Listing	Initial Weight in the Basket	Initial Weighted Value	Initial Stock Price (USD)
ABMD	ABIOMED, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.25%
AEIS	Advanced Energy Industries, Inc.	Common Stock	The Nasdaq Global Select Market	0.84%
AMG	Affiliated Managers Group, Inc.	Common Stock	NYSE	1.02%
APD	Air Products and Chemicals, Inc.	Common Stock	NYSE	1.25%
ALB	Albemarle Corporation	Common Stock	NYSE	1.18%
LNT	Alliant Energy Corporation	Common Stock	The Nasdaq Global Select Market	0.32%
DOX	Amdocs Limited	Ordinary Shares	The Nasdaq Global Select Market	1.00%
AMP	Ameriprise Financial, Inc.	Common Stock	NYSE	1.07%
AMKR	Amkor Technology, Inc.	Common Stock	The Nasdaq Global Select Market	0.69%
ADI	Analog Devices, Inc.	Common Stock	The Nasdaq Global Select Market	0.96%
APTV	Aptiv PLC	Ordinary Shares	NYSE	1.12%
ACGL	Arch Capital Group Ltd.	Common Shares	The Nasdaq Stock Market LLC	1.13%
APAM	Artisan Partner Asset Management Inc.	Class A Common Stock	NYSE	0.77%
AVNT	Avient Corporation	Common Shares	NYSE	0.87%
AVT	Avnet, Inc.	Common Stock	The Nasdaq Global Select Market	1.02%
AXS	Axis Capital Holdings Limited	Common Shares	NYSE	1.05%
BK	The Bank of New York Mellon Corporation	Common Stock	NYSE	1.01%
BKNG	Booking Holdings Inc.	Common Stock	The Nasdaq Global Select Market	1.11%
BMY	Bristol-Myers Squibb Company	Common Stock	NYSE	1.05%
CE	Celanese Corporation	Common Stock	NYSE	1.14%
CRL	Charles River Laboratories International, Inc.	Common Stock	NYSE	1.17%
CIM	Chimera Investment Corporation	Common Stock	NYSE	0.59%
CB	Chubb Limited	Common Shares	NYSE	1.10%
CMPR	Cimpress N.V.	Ordinary Shares	The Nasdaq Global Select Market	0.89%
CNX	CNX Resources Corporation	Common Stock	NYSE	1.14%
CMP	Compass Minerals International Inc.	Common Stock	NYSE	0.64%
GLW	Corning Incorporated	Common Stock	NYSE	1.18%
DHR	Danaher Corporation	Common Stock	NYSE	1.17%
DRI	Darden Restaurants, Inc.	Common stock	NYSE	1.05%
DAR	Darling Ingredients Inc.	Common Stock	NYSE	1.15%
XRAY	DENTSPLY SIRONA Inc.	Common Stock	The Nasdaq Stock Market LLC	1.03%
DIOD	Diodes Incorporated	Common Stock	The Nasdaq Stock Market LLC	0.53%
DOV	Dover Corporation	Common Stock	NYSE	1.15%
DXC	DXC Technology Company	Common Stock	NYSE	1.14%
ETN	Eaton Corporation plc	Ordinary Shares	NYSE	1.10%
EBAY	eBay Inc.	Common Stock	The Nasdaq Global Select Market	1.09%
LLY	Eli Lilly and Company	Common Stock	NYSE	1.00%
STAY	Extended Stay America, Inc.	Common Stock	The Nasdaq Global Select Market	0.39%
FN	Fabrinet	Ordinary Shares	NYSE	1.00%
FFIN	First Financial Bankshares, Inc.	Common Stock	The Nasdaq Stock Market LLC	0.90%

FHN	First Horizon National Corporation	Common Capital Stock	NYSE	1.06%
FMC	FMC Corporation	Common Stock	NYSE	1.12%
GRMN	Garmin Ltd.	Registered Shares	The Nasdaq Stock Market, LLC	1.06%
GM	General Motors Company	Common Stock	NYSE	1.10%
G	Genpact Limited	Common Shares	NYSE	1.08%
GBCI	Glacier Bancorp, Inc.	Common Stock	The Nasdaq Global Select Market	1.09%
HIG	The Hartford Financial Services Group, Inc.	Common Stock	NYSE	0.61%
HAS	Hasbro, Inc.	Common Stock	The NASDAQ Global Select Market	1.14%
IDA	IDACORP, Inc.	Common Stock	NYSE	1.11%
INFO	IHS Markit Ltd.	Common Shares	NYSE	1.11%
IIVI	II-VI Incorporated	Common Stock	The NASDAQ Global Select Market	0.96%
IR	Ingersoll Rand Inc.	Common Stock	NYSE	1.06%
INTC	Intel Corporation	Common Stock	The NASDAQ Global Select Market	1.06%
IBKR	Interactive Brokers Group, Inc.	Common Stock	The NASDAQ Global Select Market	1.25%
IBM	International Business Machines Corporation	Capital Stock	NYSE	1.09%
ITT	ITT Inc.	Common Stock	NYSE	1.06%
LEA	Lear Corporation	Common Stock	NYSE	1.13%
LDOS	Leidos Holdings, Inc.	Common Stock	NYSE	1.02%
MKL	Markel Corporation	Common Stock	NYSE	1.13%
MKC	McCormick & Company, Incorporated	Common Stock	NYSE	1.12%
MDT	Medtronic Public Limited Company	Ordinary Shares	NYSE	1.09%
MCY	Mercury General Corporation	Common Stock	NYSE	0.55%
MRCY	Mercury Systems, Inc.	Common Stock	The NASDAQ Global Select Market	1.01%
MET	MetLife, Inc.	Common Stock	NYSE	1.11%
MTD	Mettler-Toledo International Inc.	Common Stock	NYSE	1.15%
MC	Moelis & Company	Class A Common Stock	NYSE	0.94%
TAP	Molson Coors Beverage Company	Class B Common Stock	NYSE	0.10%
MS	Morgan Stanley	Common Stock	NYSE	1.08%
NGHC	National General Holdings Corp.	Common Stock	The Nasdaq Stock Market, LLC	0.38%
NKE	NIKE, Inc.	Class B Common Stock	NYSE	1.06%
OSPN	OneSpan, Inc.	Common Stock	The Nasdaq Capital Market	0.42%
ORCL	Oracle Corporation	Common Stock	NYSE	1.04%
OC	Owens Corning	Common Stock	NYSE	1.14%
PATK	Patrick Industries, Inc.	Common Stock	The Nasdaq Stock Market LLC	0.68%
PPG	PPG Industries, Inc.	Common Stock	NYSE	1.09%
PPL	PPL Corporation	Common Stock	NYSE	1.04%
PFG	Principal Financial Group, Inc.	Common Stock	The Nasdaq Global Select Market	1.16%
PRU	Prudential Financial, Inc.	Common Stock	NYSE	0.90%
PVH	PVH Corp.	Common Stock	NYSE	1.15%
QCOM	QUALCOMM Incorporated	Common Stock	The Nasdaq Stock Market LLC	1.02%
QLYS	Qualys, Inc.	Common Stock	The Nasdaq Stock Market LLC	0.60%
RNR	RenaissanceRe Holdings Ltd.	Common Shares	NYSE	1.08%
RGEN	Repligen Corporation	Common Stock	The Nasdaq Global Select Market	1.18%
RMD	ResMed Inc.	Common Stock	NYSE	1.11%
RXN	Rexnord Corporation	Common Stock	NYSE	1.10%
ROK	Rockwell Automation, Inc.	Common Stock	NYSE	1.11%
ROG	Rogers Corporation	Common Stock	NYSE	0.56%
SANM	Sanmina Corporation	Common Stock	The Nasdaq Global Select Market	0.51%
SIGI	Selective Insurance Group, Inc.	Common Stock	The Nasdaq Global Select Market	0.65%
SRE	Sempra Energy	Common Stock	NYSE	1.14%
SJI	South Jersey Industries, Inc.	Common Stock	NYSE	0.59%
SWK	Stanley Black & Decker, Inc.	Common Stock	NYSE	1.12%
STWD	Starwood Property Trust, Inc.	Common Stock	NYSE	0.40%
SYK	Stryker Corporation	Common Stock	NYSE	1.13%
SNPS	Synopsys, Inc.	Common Stock	The Nasdaq Global Select Market	1.04%

TMHC	Taylor Morrison Home Corporation	Common Stock	NYSE	1.37%
TDY	Teledyne Technologies Incorporated	Common Stock	NYSE	1.08%
KO	The Coca Cola Company	Common Stock	NYSE	1.11%
KHC	The Kraft Heinz Company	Common Stock	The Nasdaq Stock Market LLC	1.13%
PG	The Procter & Gamble Company	Common Stock	NYSE	1.10%
TMO	Thermo Fisher Scientific Inc.	Common Stock	NYSE	0.08%
VRSN	VeriSign, Inc.	Common Stock	The Nasdaq Global Select Market	1.01%
WAL	Western Alliance Bancorporation	Common Stock	NYSE	1.07%

Hypothetical Examples

The following examples are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels that are entirely hypothetical; no one can predict what the basket level will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket stocks have been highly volatile in the past — meaning that the basket level has changed considerably in relatively short periods — and the performance of the basket stocks cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the basket stocks, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-13 of this prospectus supplement.  The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Initial basket level	100
Upside participation rate	150%
Cap level	111.86% of the initial basket level
Maximum settlement amount	$1,177.9

Neither a market disruption event nor a non-trading day occurs or is continuing with respect to any basket stock on the originally scheduled determination date

No reorganization event occurs with respect to any basket stock

Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial stock price for each basket stock that will serve as the baseline for determining the basket return and the amount that we will pay on your notes, if any, at maturity.  We will not do so until the trade date.

For these reasons, the actual change in value of the basket over the life of your notes, as well as the cash settlement amount at maturity, if any, may bear little or no relation to the hypothetical examples shown below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket stocks.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the basket stocks.  Among other things, the return on the notes will not reflect any dividends that may be paid on the basket stocks.

The table below shows the hypothetical cash settlement amounts that we would deliver on the stated maturity date in exchange for each $1,000 face amount of the notes if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown in the left column.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash settlement amount that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
175.000%	117.790%
150.000%	117.790%
125.000%	117.790%
111.860%	117.790%
110.000%	115.000%
105.000%	107.500%
100.000%	100.000%
90.000%	90.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final basket level were determined to be 175.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount, or 117.790% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final basket level over 111.860% of the initial basket level.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level of greater than or equal to 111.860% (the section right of the 111.860% marker on the horizontal axis) would result in a capped return on your investment.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the basket stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes.  The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes.  If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.  Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-16.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the basket level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial stock price for each basket stock, cap level and maximum settlement amount, which we will set on the trade date, and on the actual final basket level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket stocks. You should carefully consider whether the notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See“- The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the basket, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 68 of the accompanying prospectus.

The Amount Payable on Your Notes Is Not Linked to the Level of the Basket at Any Time Other Than the Determination Date

The final basket level will be based on the closing level of the basket on the determination date (subject to adjustment as described elsewhere in this prospectus supplement).  Therefore, if the closing level of the basket dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the basket prior to such drop in the level of the basket. Although the actual level of the basket on the stated maturity date or at other times during the life of your notes may be higher than the final basket level, you will not benefit from the closing level of the basket at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the basket as measured from the initial basket level of 100 to the closing level on the determination date.  If the final basket level is less than the initial basket level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the basket return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. Even if the cash settlement amount on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the basket over the life of your notes will be limited because of the maximum settlement amount, which will be set on the trade date. The maximum settlement amount will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in any of the basket stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

As of the Date of this Prospectus Supplement, There is No History for the Closing Levels of the Basket

The cash settlement amount, if any, for each of your notes is linked to the change in value of the basket, which will begin to be calculated on the trade date. Since there will be no actual history for the closing levels of the basket until it begins to be calculated, no actual historical information about the closing levels of the basket will be available for you to consider in making an independent investigation of the basket performance, which may make it difficult for you to make an informed decision with respect to an investment in your notes.

Past Basket Stock Performance is No Guide to Future Performance

The actual performance of the basket over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical closing prices of the basket stocks or to the hypothetical return examples set forth elsewhere in this prospectus supplement.  We cannot predict the future performance of the basket.

Hypothetical Past Basket Performance is No Guide to Future Performance

The actual performance of the basket over the life of the notes, as well as the amount payable at maturity, may bear little or no relation to the hypothetical historical closing levels of the basket or to the hypothetical return examples set forth elsewhere in this prospectus supplement.  We cannot predict the future performance of the basket.

There Is Limited Hypothetical Historical Information About the Basket

The notes are linked to the performance of the basket. Because hypothetical historical closing levels of the basket cannot be determined without historical data for each basket stock, hypothetical historical closing levels of the basket are only available beginning May 12, 2017 (the initial public offering date for Ingersoll Rand Inc., the last of the basket stocks to have available historical data). Because the hypothetical historical basket levels are unavailable prior to May 12, 2017, limited hypothetical historical basket level information is available for you to consider in making an informed decision with respect to the notes.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Stocks

The return on your notes will not reflect the return you would realize if you actually owned the basket stocks and received the dividends paid on those basket stocks. You will not receive any dividends that may be paid on any of the basket stocks by the basket stock issuers. See “— You Have No Shareholder Rights or Rights to Receive any Basket Stock” below for additional information.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the volatility – i.e., the frequency and magnitude of changes – in the level of the basket;
•	the dividend rates of the basket stocks;
•	economic, financial, regulatory, political, military, public health or other events that may affect the prices of any of the basket stocks and thus the level of the basket;
•	other interest rate and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future levels of the basket based on the historical performance of the basket stocks. The actual change in the value in the basket over the life of the notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the historical closing prices of the basket stocks or to the hypothetical examples shown elsewhere in this prospectus supplement.

In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of a Basket Stock

Following certain corporate events relating to a basket stock where its issuer is not the surviving entity, the amount you receive at maturity may be based on the securities of a successor to such basket stock issuer or any cash or any other assets distributed to holders of shares of the basket stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting Distribution Property (as described below) under “Specific Terms of Your Notes — Anti-dilution Adjustments”.

The Lower Performance of One or More Basket Stocks May Offset an Increase in the Other Basket Stocks

Declines in the level of one or more basket stocks may offset increases in the levels of the other basket stocks. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

Your Notes are Linked to the Basket Stocks and Therefore the Price Movements
of Those Stocks

Your notes are linked to the basket stocks and the return on your notes is therefore affected by the movements in the market prices of those stocks.  Each issuer of a basket stock faces its own business risks and challenges, which may adversely affect the market price of such basket stock.  In addition, the basket stocks will not change (except as described below under “Specific Terms of Your Notes — Anti-Dilution Adjustments — Reorganization Events”), and your notes will remain linked to the basket stocks even if one or more of the basket stock issuers is experiencing severe business risks and challenges.  It is possible that large declines in the prices of one or more basket stocks could affect the basket return such that you would lose a portion or your entire investment in the notes.

If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket.  Changes in the level of the basket may not result in a comparable change in the market value of your notes.  This is because your cash settlement amount at maturity will be based only on the final basket level.  If the basket return is negative (i.e., the final basket level is less than the initial basket level), you could lose all or a substantial portion of your investment in the notes.  We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” and “— The Potential for the Value of Your Notes to Increase Will Be Limited” above.

There is No Affiliation Between the Basket Stock Issuers and Us and We Are Not Responsible for Any Disclosure By Any of the Basket Stock Issuers

We are not affiliated with the basket stock issuers.  As we have specified below, however, we or our affiliates may currently or from time to time in the future engage in business with the basket stock issuers. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket stock issuers. You, as an investor in your notes, should make your own investigation into the basket stock issuers. See “The Basket” on page S-34 below for additional information about the basket.

None of the basket stock issuers are involved in this offering of your notes in any way, and none of them have any obligation of any sort with respect to your notes.  Thus, none of the basket stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing shares of the basket stocks, listed or over-the-counter options, futures and/or other instruments linked to the basket or the basket stocks.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket or the basket stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other basket-linked notes whose returns are linked to changes in the level of the basket or the basket stocks.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the basket — directly or indirectly by affecting the price of the basket stocks— and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the basket or basket stocks.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the basket or basket stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the basket or basket stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the basket or basket stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the basket or basket stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Basket Stock Issuers or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the basket stock issuers, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the basket or basket stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the basket or basket stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the basket or basket stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, basket, basket stocks or other similar securities, which may adversely impact the market for or value of your notes.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature, and the Amount You Receive at Maturity

As calculation agent for your notes, GS&Co. will have discretion in making various determinations that affect your notes, including determining: the final basket level, which we will use to determine the amount we must pay, if any, on the stated maturity date; the closing prices of the basket stocks, including whether and how to make anti-dilution adjustments to the final stock prices; whether to postpone the determination date because of a market disruption event or a non-trading day; the default amount and any cash settlement amount.  The calculation agent also has discretion in making certain adjustments relating to the basket stocks. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest.  We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes.  Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

You Have Limited Anti-Dilution Protection

GS&Co., as calculation agent for your notes, will adjust the final stock prices for stock splits, reverse stock splits, stock dividends, extraordinary dividends, issuances of transferable rights and warrants, reorganization events and other events that affect the basket stock issuer’s capital structure, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the basket stocks. For example, the calculation agent will not adjust any final stock price for events such as an offering of the basket stock for cash by the basket stock issuer, a tender or exchange offer for the basket stock at a premium to its then-current market price by the basket stock issuer or a tender or exchange offer for less than all outstanding shares of the basket stock issuer by a third party.  In addition, the calculation agent will not adjust the reference amount for regular cash dividends.  Furthermore, the calculation agent will determine in its sole discretion whether to make adjustments with respect to certain corporate or other events as described under “Specific Terms of Your Notes — Anti-Dilution Adjustments — Reorganization Events” below.  Those events or other actions by the basket stock issuer or a third party may nevertheless adversely affect the market price of the basket stocks and, therefore, adversely affect the value of your notes.

You Have No Shareholder Rights or Rights to Receive any Basket Stock

Investing in your notes will not make you a holder of any of the basket stocks.  Neither you nor any other holder or owner of your notes will have any rights with respect to the basket stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the basket stocks or any other rights of a holder of those basket stocks. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the basket stocks constituting the basket.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or Non-Trading Day With Respect to Any Basket Stock Occurs

If the calculation agent determines that, on a day that would otherwise be the determination date, a market disruption event has occurred or is continuing or if such date is not a trading day for any basket stock, the determination date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, subject to limitation on postponement described under “Specific Terms of Your Notes — Determination Date” on page S-23. If the determination date is postponed to the last possible day and a market disruption event occurs or is continuing on such last possible day or such day is not a trading day, such day will nevertheless be the determination date.

If the determination date is postponed as a result of any of the foregoing, the stated maturity date for your notes will also be postponed, as described under “Specific Terms of Your Notes — Stated Maturity Date”

on page S-23.  In such a case, you may not receive the cash settlement amount, if any, that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date.  If the closing price of a basket stock is not available on the determination date because of a market disruption event, a non-trading day or for any other reason, in certain circumstances the calculation agent will determine the closing price for such basket stock, based on its assessment, made in its sole discretion, of the closing price of such basket stocks, as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-24.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes.  This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.  We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-99 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

Specific Terms of Your Notes

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 1, 2020, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 1, 2020, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The notes are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the notes, including your notes; terms that apply generally to all Series E medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

No interest:  we will not pay interest on your notes

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

Denominations:  each note registered in the name of a holder must have a face amount of $1,000 or an integral multiple of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series E medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue price, underwriting discount and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes.  We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Basket, Basket Stocks and Basket Stock Issuers

In this prospectus supplement, when we refer to the basket, we mean the basket specified in “Key Terms” on page S-3 and as described under “The Basket” on page S-34. When we refer to the basket stocks as of any time, we mean the common stock, capital stock, common shares, registered shares or ordinary shares of the 103 companies that constitute the basket listed in “The Basket” on page S-34, after giving effect to any adjustments specified in “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-24.  When we refer to a basket stock issuer at any time, we mean the issuer of a basket stock.

Payment of Principal on Stated Maturity Date

The cash settlement amount for each $1,000 face amount of your notes outstanding on the stated maturity date will be an amount in cash, if any, equal to:

•	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;
•

if the final basket level is greater than the initial basket level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the basket return; or

•	if the final basket level is equal to or less than the initial basket level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return.

The initial basket level is 100. The calculation agent will determine the final basket level, which will be the closing level of the basket on the determination date.

The closing level of the basket on any trading day is the sum of, for each of the basket stocks: the product of (i) the quotient of (a) the closing price of such basket stock on such trading day divided by (b) the initial stock price of such basket stock times the (ii) the initial weighted value of such basket stock. For each basket stock, the initial weighted value is equal to the product of the initial weight of such basket stock times the initial basket level. The calculation agent will have discretion to adjust the closing level of the basket on the determination date or to determine it in a different manner as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.

The cap level is expected to be between 111.86% and 113.91% of the initial basket level and the maximum settlement amount is expected to be between $1,177.9 and $1,208.65. The upside participation rate is 150%. The basket return is calculated by subtracting the initial basket level from the final basket level and dividing the result by the initial basket level, with the quotient expressed as a percentage.

Stated Maturity Date

The stated maturity date is a specified date that is expected to be the second scheduled business day after the determination date, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Determination Date

The determination date is a specified date that is expected to be between 13 and 15 months following the trade date, unless the calculation agent determines that a market disruption event with respect to a basket stock occurs or is continuing on such day or such day is not a trading day with respect to a basket stock.  In that event, the determination date will be the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled determination date, each basket stock has had at least one trading day on which no market disruption event has occurred or is continuing and the final stock price of each of the basket stocks will be determined on or prior to the postponed determination date as set forth under “Consequences of a Market Disruption Event or a Non-Trading Day” below. (In such case, the determination date may differ from the date on which the final stock prices of one or more basket stocks are determined for the purpose of the calculations to be performed on the determination date.)  In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  On such last possible determination date, if a market disruption event occurs or is continuing with respect to a basket stock that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such basket stock, that day will nevertheless be the determination date.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event relating to one or more basket stocks occurs or is continuing on a day that would otherwise be the originally scheduled determination date or such day is not a trading day, the calculation agent will calculate the final basket level by using:

•	for each basket stock that is not affected by a market disruption event or non-trading day on the originally scheduled determination date, the closing price of such basket stock on such date;
•

for each basket stock that is affected by a market disruption event or a non-trading day on the originally scheduled determination date, the closing price of such basket stock on the first trading day following the originally scheduled determination date on which no market disruption event exists for such basket stock; and

•

for each basket stock as to which a market disruption event or non-trading day continues through the last possible postponed determination date, the calculation agent’s assessment, in its sole discretion, of the closing price of such basket stock on the last possible postponed determination date.

As a result, the final stock price of different basket stocks could be determined on different calendar days.  For the avoidance of doubt, once the final stock price for one or more basket stocks is determined for the determination date, the occurrence of a later market disruption event or non-trading day with respect to such basket stock or basket stocks will not alter such calculation.

Anti-Dilution Adjustments

The calculation agent will adjust the closing price of a basket stock as described below, but only if an event described under one of the six subsections beginning with “— Stock Splits” below occurs with regard to that basket stock and only if the relevant event occurs during the period described under the applicable subsection.

The adjustments described below do not cover all events that could affect the closing price of a basket stock, such as a basket stock issuer tender or exchange offer for the basket stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the basket stock.  We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Have Limited Anti-Dilution Protection” above.

How Adjustments Will Be Made

In this prospectus supplement, we refer to anti-dilution adjustment of the closing price of each basket stock.  If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

•

Step One.  The calculation agent may adjust the reference amount.  This term refers to the amount of the basket stock or other property for which the closing price for such basket stock is to be determined on the determination date.  For example, if no reference amount adjustment is required, the reference amount will be one share of the basket stock.  In that case, the closing price for such basket stock will be the closing price of one share of the basket stock on the determination date.

If an adjustment is required because a dilution event involving a stock split, reverse stock split, stock dividend, other dividend or distribution or issuance of a transferable right or warrant occurs, then the reference amount may be adjusted as described in the first five subsections below and the adjusted reference amount may be, for example, two shares of the basket stock or one half share of the basket stock, depending on the event.  In that example, the closing price for such basket stock would be the closing price, on the determination date of two shares of the basket stock or a half share of the basket stock, as applicable.

If an adjustment is required because one of the reorganization events described under “— Reorganization Events” below — these involve events in which cash, securities or other property is distributed in respect of the basket stock — occurs, then the reference amount will be adjusted as follows, assuming there has been no prior or subsequent anti-dilution adjustment: the amount of each type of the property distributed in the reorganization event in respect of one share of the basket stock, plus one share of the basket stock if the basket stock remains outstanding. In that event, the closing price of such basket stock on the determination date would be the value of the adjusted reference amount at the close of trading on the determination date.

The manner in which the calculation agent makes an adjustment in step one will depend on the type of dilution event requiring adjustment.  These events and the nature of the required adjustments are described in the seven subsections that follow.

•	Step Two. Having adjusted the reference amount in step one, the calculation agent will determine the closing price for such basket stock on the determination date in the following manner.

If the adjusted reference amount consists entirely of shares of the basket stock, the closing price will be the closing price of the adjusted reference amount.

On the other hand, if the adjusted reference amount includes any property other than shares of the basket stock, the closing price for such basket stock on the determination date will be the value of the adjusted reference amount as determined by the calculation agent in the manner described under “— Adjustments for Reorganization Events” below.

•	Step Three. Having determined the closing price for such basket stock in step two, the calculation agent will use this price to calculate the cash settlement amount.

If more than one event requiring adjustment of the closing price for such basket stock occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis.  Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each subsequent event.  Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the closing price for such basket stock using the reference amount as sequentially and cumulatively adjusted for all the relevant events.  The calculation agent will make all required determinations and adjustments no later than the determination date.

The calculation agent will adjust the reference amount for each reorganization event described under “— Reorganization Events” below.  For any other dilution event described below, however, the calculation agent will not be required to adjust the reference amount unless the adjustment of the reference amount would result in a change of at least 0.1% in the closing price of a basket stock that would apply without the adjustment.  The closing price of a basket stock resulting from any adjustment of the reference amount will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor, relative to your notes, that results solely from that event.  The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.  The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion.  In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent.  The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the reference amount for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The following subsections describe the dilution events for which the reference amount is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

If a basket stock is subject to a stock split, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount — i.e., the reference amount before that adjustment — plus the product of (1) the number of additional shares issued in the stock split with respect to one share of the basket stock times (2) the prior reference amount.  The reference amount — and thus the closing price for such basket stock — will not be adjusted, however, unless the first day on which the basket stock trades without the right to receive the stock split occurs after the trade date and on or before the determination date.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.

If a basket stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount times the quotient of (1) the number of shares of the basket stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the basket stock outstanding immediately before the reverse stock split becomes effective.  The reference amount — and thus the closing price for such basket stock — will not be adjusted, however, unless the reverse stock split becomes effective after the trade and on or before the determination date.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of outstanding shares of its stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If a basket stock is subject to a stock dividend, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount plus the product of (1) the number of additional shares issued in the stock dividend with respect to one share of the basket stock times (2) the prior reference amount. The reference amount will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the determination date.

The ex-dividend date for any dividend or other distribution is the first day on which the basket stock trades without the right to receive that dividend or other distribution.

Other Dividends and Distributions

The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to a basket stock, other than:

•	stock dividends described above,
•	issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,
•	distributions that are spin-off events described under “— Reorganization Events” below and extraordinary dividends described below.

A dividend or other distribution with respect to a basket stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the basket stock by an amount equal to at least 10% of the closing price of the basket stock on the first trading day before the ex-dividend date.

If an extraordinary dividend occurs with respect to a basket stock, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the closing price of the basket stock on the trading day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.  The reference amount — and thus the final stock price for such basket stock — will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the determination date.

The extraordinary dividend amount with respect to an extraordinary dividend for the basket stock equals:

•

for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the basket stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the basket stock, or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion.  A distribution on a basket stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the reference amount only as described under “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If a basket stock issuer issues transferable rights or warrants to all holders of the basket stock to subscribe for or purchase the basket stock at an exercise price per share that is less than the closing price of the basket stock on the trading day immediately before the ex-dividend date for the issuance, then the reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

•

the numerator will be the number of shares of the basket stock outstanding at the close of business on the day immediately before that ex-dividend date plus the number of additional shares of the basket stock offered for subscription or purchase under those transferable rights or warrants, and

•

the denominator will be the number of shares of the basket stock outstanding at the close of business on the day immediately before that ex-dividend date plus the number of additional shares of the basket stock that the aggregate offering price of the total number of shares of the basket stock so offered for subscription or purchase would purchase at the closing price of the basket stock on the trading day immediately before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day immediately before that ex-dividend date.

The reference amount — and thus the final stock price for such basket stock — will not be adjusted, however, unless the ex-dividend date described above occurs after the trade date and on or before the determination date.

Reorganization Events

Each of the following is a reorganization event:

•	a basket stock is reclassified or changed,
•

a basket stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and either is not the surviving entity or is the surviving entity but all of the outstanding shares of the basket stock are reclassified or changed,

•

a basket stock has been subject to a takeover offer, tender offer, exchange offer, solicitation proposal or other event by another entity or person to purchase or otherwise obtain all of the outstanding shares of the basket stock such that all of the outstanding shares of the basket stock (other than shares of the basket stock owned or controlled by such other entity or person) are transferred, or irrevocably committed to be transferred, to another entity or person,

•

a basket stock issuer or any subsidiary of the basket stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination in which the basket stock issuer is the surviving entity and all the outstanding shares of the basket stock (other than shares of the basket stock owned or controlled by such other entity or person) immediately prior to such event collectively represent less than 50% of the outstanding shares of the basket stock immediately following such event,

•	a basket stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,
•

a basket stock issuer effects a spin-off — that is, issues to all holders of the basket stock equity securities of another issuer, other than as part of an event described in the four bullet points above,

•	the basket stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or
•

any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the basket stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the basket stock or by the primary securities exchange on which the basket stock or listed options on the basket stock are traded, and will ultimately be determined by the calculation agent in its sole discretion.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property distributed in respect of one share of the basket stock — or in respect of whatever the prior reference amount may be — in the reorganization event, taken together. We define the term “distribution property” below. For purposes of the three-step adjustment process described under “— How Adjustments Will Be Made” above, the distribution property so distributed will be the adjusted reference amount described in step one, the value of that property at the close of trading hours for the basket stock will be the closing price described in step two, and the calculation agent will determine cash settlement amount as described in step three. As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

The calculation agent will determine the value of each type of distribution property in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price (calculated according to the same methodology as specified in this prospectus supplement, without any anti-dilution adjustments) of one share of such security. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the basket stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion. As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the basket stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

For example, if the basket stock issuer merges into another company and each share of the basket stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash for each share of basket stock (adjusted proportionately for any partial share) comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the adjusted reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled “— Anti-dilution Adjustments” as if the common shares of the surviving company were the basket stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, each component included in the reference amount will be adjusted on a sequential and cumulative basis for all relevant events requiring adjustment up to the relevant date.

The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the trade date and on or before the determination date.

Distribution Property. When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of a basket stock — or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event.  In the case of a spin-off or any other reorganization event after which a basket stock remains outstanding, the distribution property also includes one share of the basket stock — or other applicable reference amount — in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the basket stock as described above.  Consequently, when we refer to a basket stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to the basket stock issuer, we mean any successor entity in a reorganization event.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the cash settlement amount on the stated maturity date as described earlier. We describe the default amount under
“— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series E medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the notes differ from those of the other Series E medium-term notes, holders of specified percentages in principal amount of all Series E medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series E medium-term notes, including your notes, except with respect to certain Series E medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series E medium-term notes, accelerating the maturity of the Series E medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.  For your notes, however, the term business day may have a different meaning than it does for other Series E medium-term notes.  We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the basket, market disruption events, the closing prices of the basket stocks, particularly whether and how to make anti-dilution adjustments to the final stock price of the basket stocks, business days, trading days, postponement of the determination date and the stated maturity date, the final basket level, the basket return, the default amount and the cash settlement amount on your notes at maturity.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 25 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to a basket stock, we mean a day on which the principal securities market for such basket stock is open for trading.

Closing Price

The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

•	on the principal national securities exchange on which that security is listed for trading on that day; or
•	if that security is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

The closing price is subject to adjustment as described under “— Anti-dilution Adjustments” above.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “— Default Quotation Period” below) will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only— quotation obtained, and as to which notice is so given, during the default quotation period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this paragraph.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions.  For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to a basket stock:

•

a suspension, absence or material limitation of trading in the basket stock on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the basket stock, in the primary markets for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	the basket stock is not trading on what was the primary market for the basket stock, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of GS Finance Corp. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by GS Finance Corp. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events with respect to a basket stock:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in the option or futures contracts relating to the basket stock.

For this purpose, an “absence of trading” in the primary securities market on which a basket stock, or on which option or futures contracts relating to a basket stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in a basket stock or in option or futures contracts relating to a basket, if available, in the primary market for that stock or those contracts, by reason of:

•a price change exceeding limits set by that market, or

•an imbalance of orders relating to that basket stock or those contracts, or

•a disparity in bid and ask quotes relating to that basket stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to one basket stock will not, by itself, constitute a market disruption event for the other unaffected basket stocks.

As is the case throughout this prospectus supplement, references to the basket stocks include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

Use of Proceeds

We intend to lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. expects to use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

Hedging

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of some or all of the basket stocks, and listed or over-the-counter options, futures or other instruments linked to the basket or basket stocks before the trade date. In addition, from time to time, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to the basket or basket stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the basket or some or all of the basket stocks,
•	may take or dispose of positions in the securities of the basket stock issuers themselves,
•

may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market, and/ or

•

may take short positions in the basket stocks or other securities of the kind described above— i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may also acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket or basket stocks. We expect these steps to involve sales of instruments linked to the basket stocks on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the basket stocks, or listed or over-the-counter options, futures or other instruments linked to the basket or basket stocks or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

The Basket

The following table lists the basket stocks and related information, including their corresponding Bloomberg tickers, primary listings, initial weights in the basket, initial weighted values and initial stock prices. The initial weighted values and the initial stock prices will not be determined until the trade date. Each of the basket stock issuers faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your notes, if any, on the stated maturity date. Our offering of the notes does not constitute our recommendation or the recommendation of our affiliates to invest in the basket, any basket stock or the notes. You should make your own investigation of the basket stocks and the basket stock issuers and whether to obtain exposure to the basket through an investment in the notes.

Bloomberg Ticker	Corporation	Type of Security	Primary Listing	Initial Weight in the Basket	Initial Weighted Value	Initial Stock Price (USD)
ABMD	ABIOMED, Inc.	Common Stock	The Nasdaq Stock Market LLC	1.25%
AEIS	Advanced Energy Industries, Inc.	Common Stock	The Nasdaq Global Select Market	0.84%
AMG	Affiliated Managers Group, Inc.	Common Stock	NYSE	1.02%
APD	Air Products and Chemicals, Inc.	Common Stock	NYSE	1.25%
ALB	Albemarle Corporation	Common Stock	NYSE	1.18%
LNT	Alliant Energy Corporation	Common Stock	The Nasdaq Global Select Market	0.32%
DOX	Amdocs Limited	Ordinary Shares	The Nasdaq Global Select Market	1.00%
AMP	Ameriprise Financial, Inc.	Common Stock	NYSE	1.07%
AMKR	Amkor Technology, Inc.	Common Stock	The Nasdaq Global Select Market	0.69%
ADI	Analog Devices, Inc.	Common Stock	The Nasdaq Global Select Market	0.96%
APTV	Aptiv PLC	Ordinary Shares	NYSE	1.12%
ACGL	Arch Capital Group Ltd.	Common Shares	The Nasdaq Stock Market LLC	1.13%
APAM	Artisan Partner Asset Management Inc.	Class A Common Stock	NYSE	0.77%
AVNT	Avient Corporation	Common Shares	NYSE	0.87%
AVT	Avnet, Inc.	Common Stock	The Nasdaq Global Select Market	1.02%
AXS	Axis Capital Holdings Limited	Common Shares	NYSE	1.05%
BK	The Bank of New York Mellon Corporation	Common Stock	NYSE	1.01%
BKNG	Booking Holdings Inc.	Common Stock	The Nasdaq Global Select Market	1.11%
BMY	Bristol-Myers Squibb Company	Common Stock	NYSE	1.05%
CE	Celanese Corporation	Common Stock	NYSE	1.14%
CRL	Charles River Laboratories International, Inc.	Common Stock	NYSE	1.17%
CIM	Chimera Investment Corporation	Common Stock	NYSE	0.59%
CB	Chubb Limited	Common Shares	NYSE	1.10%
CMPR	Cimpress N.V.	Ordinary Shares	The Nasdaq Global Select Market	0.89%
CNX	CNX Resources Corporation	Common Stock	NYSE	1.14%
CMP	Compass Minerals International Inc.	Common Stock	NYSE	0.64%
GLW	Corning Incorporated	Common Stock	NYSE	1.18%
DHR	Danaher Corporation	Common Stock	NYSE	1.17%
DRI	Darden Restaurants, Inc.	Common stock	NYSE	1.05%
DAR	Darling Ingredients Inc.	Common Stock	NYSE	1.15%
XRAY	DENTSPLY SIRONA Inc.	Common Stock	The Nasdaq Stock Market LLC	1.03%
DIOD	Diodes Incorporated	Common Stock	The Nasdaq Stock Market LLC	0.53%
DOV	Dover Corporation	Common Stock	NYSE	1.15%
DXC	DXC Technology Company	Common Stock	NYSE	1.14%
ETN	Eaton Corporation plc	Ordinary Shares	NYSE	1.10%
EBAY	eBay Inc.	Common Stock	The Nasdaq Global Select Market	1.09%
LLY	Eli Lilly and Company	Common Stock	NYSE	1.00%
STAY	Extended Stay America, Inc.	Common Stock	The Nasdaq Global Select Market	0.39%
FN	Fabrinet	Ordinary Shares	NYSE	1.00%
FFIN	First Financial Bankshares, Inc.	Common Stock	The Nasdaq Stock Market LLC	0.90%

FHN	First Horizon National Corporation	Common Capital Stock	NYSE	1.06%
FMC	FMC Corporation	Common Stock	NYSE	1.12%
GRMN	Garmin Ltd.	Registered Shares	The Nasdaq Stock Market, LLC	1.06%
GM	General Motors Company	Common Stock	NYSE	1.10%
G	Genpact Limited	Common Shares	NYSE	1.08%
GBCI	Glacier Bancorp, Inc.	Common Stock	The Nasdaq Global Select Market	1.09%
HIG	The Hartford Financial Services Group, Inc.	Common Stock	NYSE	0.61%
HAS	Hasbro, Inc.	Common Stock	The NASDAQ Global Select Market	1.14%
IDA	IDACORP, Inc.	Common Stock	NYSE	1.11%
INFO	IHS Markit Ltd.	Common Shares	NYSE	1.11%
IIVI	II-VI Incorporated	Common Stock	The NASDAQ Global Select Market	0.96%
IR	Ingersoll Rand Inc.	Common Stock	NYSE	1.06%
INTC	Intel Corporation	Common Stock	The NASDAQ Global Select Market	1.06%
IBKR	Interactive Brokers Group, Inc.	Common Stock	The NASDAQ Global Select Market	1.25%
IBM	International Business Machines Corporation	Capital Stock	NYSE	1.09%
ITT	ITT Inc.	Common Stock	NYSE	1.06%
LEA	Lear Corporation	Common Stock	NYSE	1.13%
LDOS	Leidos Holdings, Inc.	Common Stock	NYSE	1.02%
MKL	Markel Corporation	Common Stock	NYSE	1.13%
MKC	McCormick & Company, Incorporated	Common Stock	NYSE	1.12%
MDT	Medtronic Public Limited Company	Ordinary Shares	NYSE	1.09%
MCY	Mercury General Corporation	Common Stock	NYSE	0.55%
MRCY	Mercury Systems, Inc.	Common Stock	The NASDAQ Global Select Market	1.01%
MET	MetLife, Inc.	Common Stock	NYSE	1.11%
MTD	Mettler-Toledo International Inc.	Common Stock	NYSE	1.15%
MC	Moelis & Company	Class A Common Stock	NYSE	0.94%
TAP	Molson Coors Beverage Company	Class B Common Stock	NYSE	0.10%
MS	Morgan Stanley	Common Stock	NYSE	1.08%
NGHC	National General Holdings Corp.	Common Stock	The Nasdaq Stock Market, LLC	0.38%
NKE	NIKE, Inc.	Class B Common Stock	NYSE	1.06%
OSPN	OneSpan, Inc.	Common Stock	The Nasdaq Capital Market	0.42%
ORCL	Oracle Corporation	Common Stock	NYSE	1.04%
OC	Owens Corning	Common Stock	NYSE	1.14%
PATK	Patrick Industries, Inc.	Common Stock	The Nasdaq Stock Market LLC	0.68%
PPG	PPG Industries, Inc.	Common Stock	NYSE	1.09%
PPL	PPL Corporation	Common Stock	NYSE	1.04%
PFG	Principal Financial Group, Inc.	Common Stock	The Nasdaq Global Select Market	1.16%
PRU	Prudential Financial, Inc.	Common Stock	NYSE	0.90%
PVH	PVH Corp.	Common Stock	NYSE	1.15%
QCOM	QUALCOMM Incorporated	Common Stock	The Nasdaq Stock Market LLC	1.02%
QLYS	Qualys, Inc.	Common Stock	The Nasdaq Stock Market LLC	0.60%
RNR	RenaissanceRe Holdings Ltd.	Common Shares	NYSE	1.08%
RGEN	Repligen Corporation	Common Stock	The Nasdaq Global Select Market	1.18%
RMD	ResMed Inc.	Common Stock	NYSE	1.11%
RXN	Rexnord Corporation	Common Stock	NYSE	1.10%
ROK	Rockwell Automation, Inc.	Common Stock	NYSE	1.11%
ROG	Rogers Corporation	Common Stock	NYSE	0.56%
SANM	Sanmina Corporation	Common Stock	The Nasdaq Global Select Market	0.51%
SIGI	Selective Insurance Group, Inc.	Common Stock	The Nasdaq Global Select Market	0.65%
SRE	Sempra Energy	Common Stock	NYSE	1.14%
SJI	South Jersey Industries, Inc.	Common Stock	NYSE	0.59%
SWK	Stanley Black & Decker, Inc.	Common Stock	NYSE	1.12%
STWD	Starwood Property Trust, Inc.	Common Stock	NYSE	0.40%
SYK	Stryker Corporation	Common Stock	NYSE	1.13%
SNPS	Synopsys, Inc.	Common Stock	The Nasdaq Global Select Market	1.04%

TMHC	Taylor Morrison Home Corporation	Common Stock	NYSE	1.37%
TDY	Teledyne Technologies Incorporated	Common Stock	NYSE	1.08%
KO	The Coca Cola Company	Common Stock	NYSE	1.11%
KHC	The Kraft Heinz Company	Common Stock	The Nasdaq Stock Market LLC	1.13%
PG	The Procter & Gamble Company	Common Stock	NYSE	1.10%
TMO	Thermo Fisher Scientific Inc.	Common Stock	NYSE	0.08%
VRSN	VeriSign, Inc.	Common Stock	The Nasdaq Global Select Market	1.01%
WAL	Western Alliance Bancorporation	Common Stock	NYSE	1.07%

Each of the basket stock issuers is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith files financial and other information with the Securities and Exchange Commission (“SEC”). Periodic reports, proxy and information statements and other information filed by the basket stock issuers are available at sec.gov. You should make your own investigation of the basket stocks and the basket stock issuers (and whether to obtain exposure to the basket through an investment in the notes) by reading these reports and filings to understand the risks of each of the basket stocks and the basket stock issuers.

Calculation of the Basket

The initial basket level is 100. The final basket level is the closing level of the basket on the determination date. The closing level of the basket on the determination date is the sum of, for each of the basket stocks: the product of (i) quotient of (a) the final stock price of the basket stock (subject to anti-dilution adjustments described under “Specific Terms of Your Notes — Anti-Dilution Adjustments” above) divided by (b) the initial stock price of such basket stock times (ii) the initial weighted value of such basket stock, except in the limited circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day”. For each basket stock, the initial weighted value is equal to the product of the initial weight of such basket stock in the basket times the initial basket level.

Historical Closing Prices of the Basket Stocks

The closing prices of the basket stocks have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the basket stocks have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing prices of any basket stocks during the period shown below is not an indication that such basket stocks are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical prices of a basket stock as an indication of the future performance of a basket stock, including because of recent volatility described above. We cannot give you any assurance that the future performance of any basket stock will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket stocks. Before investing in the notes, you should consult publicly available information to determine the relevant prices of the basket stocks between the date of this prospectus supplement and the date of your purchase of the notes, and given the recent volatility described above, you should pay particular attention to recent prices of the basket stocks. The actual performance of a basket stock over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical prices shown below.

The graphs below, except where otherwise indicated, show the daily historical closing prices of each basket stock from January 1, 2015 through July 23, 2020, adjusted for corporate events, if applicable. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities. We obtained the closing prices in the graphs below from Bloomberg Financial Services, without independent verification.

According to publicly available information, ABIOMED, Inc. is a provider of temporary mechanical circulatory support devices. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-09585.

Historical Performance of ABIOMED, Inc.

According to publicly available information, Advanced Energy Industries Inc. designs, manufactures, sells and supports precision power products. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-26966.

Historical Performance of Advanced Energy Industries Inc.

According to publicly available information, Affiliated Managers Group, Inc. is an asset management company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-13459.

Historical Performance of Affiliated Managers Group, Inc.

According to publicly available information, Air Products and Chemicals, Inc. is a provider of products, services, and solutions that include atmospheric gases, process and specialty gases, equipment, and services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-04534.

Historical Performance of Air Products and Chemicals, Inc.

According to publicly available information, Albemarle Corporation develops, manufactures and markets specialty chemicals. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-12658.

Historical Performance of Albemarle Corporation

According to publicly available information, Alliant Energy Corporation is a public utility holding company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-09894.

Historical Performance of Alliant Energy Corporation

According to publicly available information, Amdocs Limited is a provider of software and services solutions to communications and media companies. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-14840.

Historical Performance of Amdocs Limited

According to publicly available information, Ameriprise Financial, Inc. is a financial services company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-32525.

Historical Performance of Ameriprise Financial, Inc.

According to publicly available information, Amkor Technology, Inc. is a provider of semiconductor packaging and test services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-29472.

Historical Performance of Amkor Technology, Inc.

According to publicly available information, Analog Devices, Inc. is an analog technology company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-07819.

Historical Performance of Analog Devices, Inc.

According to publicly available information, Aptiv PLC is a technology and mobility company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-35346.

Historical Performance of Aptiv PLC

According to publicly available information, Arch Capital Group Ltd. is an insurance company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-16209.

Historical Performance of Arch Capital Group Ltd.

According to publicly available information, Artisan Partner Asset Management Inc. is an investment management firm. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-35826.

Historical Performance of Artisan Partner Asset Management Inc.

According to publicly available information, Avient Corporation is provider of polymer materials, and polymer services and solutions. On July 1, 2020, Avient Corporation completed its acquisition of Clariant AG and Clariant India (“Clariant MB Acquisition”). In connection with the completion of the Clariant MB Acquisition and effective as of June 30, 2020, Avient Corporation changed its name from PolyOnce Corporation to Avient Corporation and its ticker symbol from “POL” to “AVNT” effective at the start of trading on July 13, 2020. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-16091.

Historical Performance of Avient Corporation

According to publicly available information, Avnet, Inc. is technology solutions company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-04224.

Historical Performance of Avnet, Inc.

According to publicly available information, Axis Capital Holdings Limited is an insurance holding company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-31721.

Historical Performance of Axis Capital Holdings Limited

According to publicly available information, The Bank of New York Mellon Corporation is banking and financial services holding company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-35651.

Historical Performance of The Bank of New York Mellon Corporation

According to publicly available information, Booking Holdings Inc. is an online travel company that offers platforms for making travel reservations and other related services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36691.

Historical Performance of Booking Holdings Inc.

According to publicly available information, Bristol-Myers Squibb Company is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of biopharmaceutical products. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-01136.

Historical Performance of Bristol-Myers Squibb Company

According to publicly available information, Celanese Corporation is a chemical and specialty materials company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-32410.

Historical Performance of Celanese Corporation

According to publicly available information, Charles River Laboratories International, Inc. is an early-stage contract research organization. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-15943.

Historical Performance of Charles River Laboratories International, Inc.

According to publicly available information, Chimera Investment Corporation is a real estate investment trust. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-33796.

Historical Performance of Chimera Investment Corporation

According to publicly available information, Chubb Limited is an insurance and reinsurance organization. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-11778.

Historical Performance of Chubb Limited

According to publicly available information, Cimpress N.V. specializes in mass customization of print, signage, photo merchandise, invitations and announcements, writing instruments, packaging, apparel and other categories. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-51539.

Historical Performance of Cimpress N.V.

According to publicly available information, CNX Resources Corporation is an oil and gas company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-14901.

Historical Performance of CNX Resources Corporation

According to publicly available information, Compass Minerals International Inc. is a provider of essential minerals. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-31921.

Historical Performance of Compass Minerals International Inc.

According to publicly available information, Corning Incorporated is a materials science company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-03247.

Historical Performance of Corning Incorporated

According to publicly available information, Danaher Corporation designs, manufactures and markets professional, medical, industrial and commercial products and services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-08089.

Historical Performance of Danaher Corporation

According to publicly available information, Darden Restaurants, Inc. is a restaurant company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-13666.

Historical Performance of Darden Restaurants, Inc.

According to publicly available information, Darling Ingredients Inc. is a developer and producer of natural ingredients. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-13323.

Historical Performance of Darling Ingredients Inc.

According to publicly available information, DENTSPLY SIRONA Inc. is a manufacturer of professional dental products and technologies. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-16211.

Historical Performance of DENTSPLY SIRONA Inc.

According to publicly available information, Diodes Incorporated is a manufacturer and supplier of application-specific standard products within the semiconductor markets. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 002-25577.

Historical Performance of Diodes Incorporated

According to publicly available information, Dover Corporation is a manufacturer and solutions provider of equipment and components, consumable supplies, aftermarket parts, software and digital solutions and support services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-04018.

Historical Performance of Dover Corporation

According to publicly available information, DXC Technology Company is a provider of information technology services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-04850. DXC Technology Company was formed on April 1, 2017 by the merger of Computer Sciences Corporation and the enterprise services business of Hewlett Packard Enterprise Company and on April 3, 2017, DXC Technology Company began trading on the New York Stock Exchange. The graph below shows the daily historical prices of DXC Technology Company from the date its common stock commenced trading on the New York Stock Exchange on April 3, 2017 through July 23, 2020.

Historical Performance of DXC Technology Company

According to publicly available information, Eaton Corporation plc is a power management company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-54863.

Historical Performance of Eaton Corporation plc

According to publicly available information, eBay Inc. is an e-commerce platform. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-37713.

Historical Performance of eBay Inc.

According to publicly available information, Eli Lilly and Company discovers, develops, manufactures, and market products in human pharmaceutical products. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-06351.

Historical Performance of Eli Lilly and Company

According to publicly available information, Extended Stay America, Inc. is an owner and operator of hotels. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36190.

Historical Performance of Extended Stay America, Inc.

According to publicly available information, Fabrinet is a provider of optical packaging and precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of products such as optical communication components, modules and sub-systems, industrial lasers, automotive components, medical devices and sensors. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-34775.

Historical Performance of Fabrinet

According to publicly available information, First Financial Bankshares, Inc. is a financial holding company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-07674.

Historical Performance of First Financial Bankshares, Inc.

According to publicly available information, First Horizon National Corporation is a bank holding company and a financial holding company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-15185.

Historical Performance of First Horizon National Corporation

According to publicly available information, FMC Corporation is an agricultural sciences company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-02376.

Historical Performance of FMC Corporation

According to publicly available information, Garmin Ltd. designs, develops, manufactures, markets and distributes hand-held, wearable, portable, and fixed-mount GPS-enabled products and other navigation, communications, sensor-based and information products. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-31983.

Historical Performance of Garmin Ltd.

According to publicly available information, General Motors Company designs, builds and sells trucks, crossovers, cars and automobile parts. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-34960.

Historical Performance of General Motors Company

According to publicly available information, Genpact Limited is a professional services firm. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-33626.

Historical Performance of Genpact Limited

According to publicly available information, Glacier Bancorp, Inc. provides banking services to individuals and businesses. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-18911.

Historical Performance of Glacier Bancorp, Inc.

According to publicly available information, the Hartford Financial Services Group, Inc. is a holding company that provides property and casualty insurance, group benefits insurance and services, and mutual funds and exchange-traded products to individual and business customers. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-13958.

Historical Performance of Hartford Financial Services Group, Inc.

According to publicly available information, Hasbro, Inc. is a play and entertainment company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-06682.

Historical Performance of Hasbro, Inc.

According to publicly available information, IDACORP, Inc. is a holding company and its principal operating subsidiary is Idaho Power Company, an electric utility. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-14465.

Historical Performance of IDACORP, Inc.

According to publicly available information, IHS Markit Ltd. is a data analytics company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36495.

Historical Performance of IHS Markit Ltd.

According to publicly available information, II-VI Incorporated sells engineered materials and optoelectronic components, devices, and subsystems for the industrial materials processing, optical communications, and aerospace and defense markets. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-16195.

Historical Performance of II-VI Incorporated

According to publicly available information, Ingersoll Rand Inc. is a holding company that manufactures engineered, flow control products and provides of related aftermarket parts and services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-38095. Ingersoll Rand Inc. has been listed on the New York Stock Exchange since the completion of its initial public offering on May 12, 2017. On February 29, 2020, Ingersoll Rand Inc. completed its acquisition of the Ingersoll Rand Industrial business by way of merger and changed its name from Gardner Denver Holdings, Inc. to Ingersoll Rand Inc. and its ticker symbol from “GDI” to “IR” effective at the start of trading on March 2, 2020. The graph below shows the daily historical prices of Ingersoll Rand Inc. from the completion of its initial public offering on May 12, 2017 through July 23, 2020.

Historical Performance of Ingersoll Rand Inc.

According to publicly available information, Intel Corporation designs and manufactures technologies. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-06217.

Historical Performance of Intel Corporation

According to publicly available information, Interactive Brokers Group, Inc. is an automated electronic broker and market maker. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-33440.

Historical Performance of Interactive Brokers Group, Inc.

According to publicly available information, International Business Machines Corporation is a provider of computer solutions, technologies, systems, products, services, software and financing. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-02360.

Historical Performance of International Business Machines Corporation

According to publicly available information, ITT Inc. is a manufacturer of critical components and customized technology solutions for the transportation, industrial, and oil and gas markets. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-05672.

Historical Performance of ITT Inc.

According to publicly available information, Lear Corporation supplies seating, electrical distribution systems and electronic modules, as well as related sub-systems, components and software to automotive manufacturers. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-11311.

Historical Performance of Lear Corporation

According to publicly available information, Leidos Holdings, Inc. is a science, engineering and information technology company that provides services and solutions in the defense, intelligence, civil and health markets. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-33072.

Historical Performance of Leidos Holdings, Inc.

According to publicly available information, Markel Corporation is a financial holding company that markets and underwrites insurance products. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-15811.

Historical Performance of Markel Corporation

According to publicly available information, McCormick & Company, Incorporated manufactures, markets and distributes spices, seasoning mixes, condiments and other products to the food industry–retailers, food manufacturers and foodservice businesses. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-14920.

Historical Performance of McCormick & Company, Incorporated

According to publicly available information, Medtronic Public Limited Company is a medical technology, services and solutions company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36820.

Historical Performance of Medtronic Public Limited Company

According to publicly available information, Mercury General Corporation engages in writing personal automobile insurance. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-12257.

Historical Performance of Mercury General Corporation

According to publicly available information, Mercury Systems, Inc. is a commercial provider of secure sensor and safety-critical mission processing subsystems. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-23599.

Historical Performance of Mercury Systems, Inc.

According to publicly available information, MetLife, Inc. is a financial services company that provides insurance, annuities, employee benefits and asset management. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-15787.

Historical Performance of MetLife, Inc.

According to publicly available information, Mettler-Toledo International Inc. is a supplier of precision instruments and services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-13595.

Historical Performance of Mettler-Toledo International Inc.

According to publicly available information, Moelis & Company is an investment bank. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36418.

Historical Performance of Moelis & Company

According to publicly available information, Molson Coors Beverage Company is a brewer of beers. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-14829.

Historical Performance of Molson Coors Beverage Company

According to publicly available information, Morgan Stanley is a financial services firm. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-11758.

Historical Performance of Morgan Stanley

According to publicly available information, National General Holdings Corp. is an insurance holding company that, through its subsidiaries, provides insurance products, including personal and small business automobile, homeowners, umbrella, recreational vehicle, motorcycle, lender-placed, supplemental health and other insurance products. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36311.

Historical Performance of National General Holdings Corp.

According to publicly available information, NIKE, Inc. designs, develops, markets and sells athletic footwear, apparel, equipment, accessories and services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-10635.

Historical Performance of NIKE, Inc.

According to publicly available information, OneSpan, Inc. designs, develops and markets digital solutions for identity, security, and business productivity that protect and facilitate electronic transactions via mobile and connected devices. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-24389.

Historical Performance of OneSpan, Inc.

According to publicly available information, Oracle Corporation provides products and services for enterprise information technology environments. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-35992.

Historical Performance of Oracle Corporation

According to publicly available information, Owens Corning manufactures and delivers insulation, roofing, and fiberglass composite materials. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-33100.

Historical Performance of Owens Corning

According to publicly available information, Patrick Industries, Inc. manufacturer and distributor of component and building products and materials serving original equipment manufacturers primarily in the recreational vehicle, manufactured housing and marine markets. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-03922.

Historical Performance of Patrick Industries, Inc.

According to publicly available information, PPG Industries, Inc. manufactures and distributes paints, coatings and specialty materials. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-01687.

Historical Performance of PPG Industries, Inc.

According to publicly available information, PPL Corporation is a utility holding company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-11459.

Historical Performance of PPL Corporation

According to publicly available information, Principal Financial Group, Inc. is a financial services company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-16725.

Historical Performance of Principal Financial Group, Inc.

According to publicly available information, Prudential Financial, Inc. offers financial products and services, including life insurance, annuities, retirement-related products and services, mutual funds and investment management. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-16707.

Historical Performance of Prudential Financial, Inc.

According to publicly available information, PVH Corp. is an apparel company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-07572.

Historical Performance of PVH Corp.

According to publicly available information, QUALCOMM Incorporated develops and commercializes technologies for the wireless industry. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-19528.

Historical Performance of QUALCOMM Incorporated

According to publicly available information, Qualys, Inc. is a provider of a cloud-based platform delivery information technology, security and compliance solutions. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-35662.

Historical Performance of Qualys, Inc.

According to publicly available information, RenaissanceRe Holdings Ltd. Is a provider of reinsurance and insurance. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-14428.

Historical Performance of RenaissanceRe Holdings Ltd.

According to publicly available information, Repligen Corporation is a life sciences company that develops and commercializes bioprocessing technologies and systems. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-14656.

Historical Performance of Repligen Corporation

According to publicly available information, ResMed Inc. develops, manufactures, distributes and markets medical devices and cloud-based software solutions that diagnose, treat and manage respiratory disorders, neuromuscular disease and other chronic diseases. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-15317.

Historical Performance of ResMed Inc.

According to publicly available information, Rexnord Corporation is an industrial company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-35475.

Historical Performance of Rexnord Corporation

According to publicly available information, Rockwell Automation, Inc. is an industrial automation and digital transformation company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-12383.

Historical Performance of Rockwell Automation, Inc.

According to publicly available information, Rogers Corporation designs, develops, manufactures and sells engineered materials and components. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-04347.

Historical Performance of Rogers Corporation

According to publicly available information, Sanmina Corporation is a provider of integrated manufacturing solutions, components, products and repair, logistics and after-market services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-21272.

Historical Performance of Sanmina Corporation

According to publicly available information, Selective Insurance Group, Inc., through its subsidiaries, provides insurance products. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-33067.

Historical Performance of Selective Insurance Group, Inc.

According to publicly available information, Sempra Energy is an energy services holding company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-14201.

Historical Performance of Sempra Energy

According to publicly available information, South Jersey Industries, Inc. provides energy-related products and services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-06364.

Historical Performance of South Jersey Industries, Inc.

According to publicly available information, Stanley Black & Decker, Inc. is a provider of hand tools, power tools and related accessories, engineered fastening systems and products, services and equipment for oil and gas and infrastructure applications, commercial electronic security and monitoring systems, healthcare solutions, and automatic doors. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-05224.

Historical Performance of Stanley Black & Decker, Inc.

According to publicly available information, Starwood Property Trust, Inc. engages in originating, acquiring, financing and managing commercial mortgage loans and other real estate investments. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-34436.

Historical Performance of Starwood Property Trust, Inc.

According to publicly available information, Stryker Corporation is a medical technology company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-13149.

Historical Performance of Stryker Corporation

According to publicly available information, Synopsys, Inc. is a provider of electronic design automation software, semiconductor intellectual property products and technical services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-19807.

Historical Performance of Synopsys, Inc.

According to publicly available information, Taylor Morrison Home Corporation is a public homebuilder. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-35873.

Historical Performance of Taylor Morrison Home Corporation

According to publicly available information, Teledyne Technologies Incorporated provides enabling technologies for industrial growth markets. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-15295.

Historical Performance of Teledyne Technologies Incorporated

According to publicly available information, The Coca Cola Company is a non-alcoholic beverage company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-02217.

Historical Performance of The Coca Cola Company

According to publicly available information, The Kraft Heinz Company is a food and beverage company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-37482. On July 2, 2015, through a merger of Kraft Foods Gorup, Inc.

with and into a wholly-owned subsidiary of H.J. Heinz Holding Corporation, H.J. Heinz Holding Corporation was renamed The Kraft Heinz Company and on July 6, 2015, The Kraft Heinz Company began trading on the Nasdaq Stock Market LLC. The graph below shows the daily historical prices of The Kraft Heinz Company from the date its common stock commenced trading on July 6, 2015 through July 23, 2020.

Historical Performance of The Kraft Heinz Company

According to publicly available information, The Procter & Gamble Company is a provider of branded consumer goods. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-00434.

Historical Performance of The Procter & Gamble Company

According to publicly available information, Thermo Fisher Scientific Inc. is a science company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-08002.

Historical Performance of Thermo Fisher Scientific Inc.

According to publicly available information, VeriSign, Inc. is a provider of domain name registry services and internet infrastructure. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-23593.

Historical Performance of VeriSign, Inc.

According to publicly available information, Western Alliance Bancorporation is bank holding company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-32550.

Historical Performance of Western Alliance Bancorporation

Hypothetical Historical Closing Levels of the Basket

Because the basket is a newly created basket and its level will begin to be calculated only on the trade date, there is no actual historical information about the closing levels of the basket as of the date of this prospectus supplement.  Therefore, the hypothetical closing levels of the basket provided in the graph below were calculated from publicly available historical basket stock prices of each basket stock.

The following graph is based on the hypothetical basket closing level for the period from May 12, 2017 through July 23, 2020, assuming that the hypothetical basket closing level was 100 on May 12, 2017. We derived the hypothetical basket closing levels based on the method to calculate the basket closing level as described in this prospectus supplement and on actual closing prices of the relevant basket stocks on the relevant date. The hypothetical basket closing level has been normalized such that its hypothetical level on May 12, 2017 was 100. As noted in this prospectus supplement, the initial basket level will be set at 100 on the trade date. The basket closing level can increase or decrease due to changes in the levels of the basket stocks. The hypothetical closing levels of the basket begin at May 12, 2017 because Ingersoll Rand Inc. completed its initial public offering on that date and only has available historical data from May 12, 2017.

Hypothetical Historical Performance of the Basket

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a tax exempt organization;
•	a partnership;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the basket. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss.  If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

We will not attempt to ascertain whether any of the basket stock issuers would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Internal Revenue Code.  If any of the basket stock issuers were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a United States holder. You should refer to information filed with the SEC and other authorities by the basket stock issuers and consult your tax advisor regarding the possible consequences to you, if any, if any of the basket stock issuers is or becomes a PFIC.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisor in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

We will not attempt to ascertain whether any of the basket stock issuers would be treated as a “United States real property holding corporation” (“USRPHC”), within the meaning of Section 897 of the Internal Revenue Code. If any of the basket stock issuers were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a United States alien holder. You should refer to information filed with the SEC and other authorities by the basket stock issuers and consult your tax advisor regarding the possible consequences to you, if any, if any of the basket stock issuers is or becomes a USRPHC.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the basket stocks during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes do not have a delta of one and, therefore, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions include:  transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

Supplemental Plan of Distribution

GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement. The underwriting discount set forth on the cover page of this prospectus supplement per $1,000 face amount is comprised of $       of underwriting fees and $     of selling commission.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           .  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We have been advised that GS&Co. will also pay a fee in connection with the distribution of the notes to SIMON Markets LLC, a broker-dealer affiliated with GS Finance Corp.

We expect to deliver the notes against payment therefor in New York, New York on                 , 2020. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Any notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement may not be offered, sold or otherwise made available to any retail investor in the European Economic Area or in the United Kingdom (each, a “Relevant State”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the any Relevant State has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in any Relevant State may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)

a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”); and
(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS Prospectus Supplement
Summary Information	S-3
Hypothetical Examples	S-9
Additional Risk Factors Specific to Your Notes	S-13
Specific Terms of Your Notes	S-22
Use of Proceeds	S-33
Hedging	S-33
The Basket	S-34
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-99
Employee Retirement Income Security Act	S-103
Supplemental Plan of Distribution	S-104
Conflicts of Interest	S-106
Prospectus Supplement dated July 1, 2020
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-10
United States Taxation	S-13
Employee Retirement Income Security Act	S-14
Supplemental Plan of Distribution	S-15
Validity of the Notes and Guarantees	S-17
Prospectus dated July 1, 2020
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	9
Use of Proceeds	14
Description of Debt Securities We May Offer	15
Description of Warrants We May Offer	71
Description of Units We May Offer	87
GS Finance Corp.	92
Legal Ownership and Book-Entry Issuance	94
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	104
United States Taxation	107
Plan of Distribution	122
Conflicts of Interest	125
Employee Retirement Income Security Act	126
Validity of the Securities and Guarantees	127
Independent Registered Public Accounting Firm	127
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	128

$ GS Finance Corp. Leveraged Basket-Linked Notes due guaranteed by The Goldman Sachs Group, Inc. ____________ ____________ Goldman Sachs & Co. LLC